EXHIBIT 4.a

[FORM OF RESTRICTED NOTE]

CROWN EUROPEAN HOLDINGS SA

6-1/4% FIRST PRIORITY SENIOR SECURED NOTE DUE 2011

[Insert Global Note Legend, if applicable]

[Insert Private Placement Legend]

[Insert Proceeds Sharing Agreement Legend, if applicable]

No. [ ]	CUSIP No. [ ]
ISIN No. [ ]
Common Code No. [ ]
€ [ ]

        CROWN EUROPEAN HOLDINGS SA, a French société anonyme, as issuer (the “Company”), for value received, promises to pay to [         ] or registered assigns the principal sum of [            ] on September 1, 2011.

Interest Payment Dates: March 1 and September 1, commencing March 1, 2005.

Record Dates: February 15 and August 15 (whether or not a Business Day).

        Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

        IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by two of its duly authorized officers.

CROWN EUROPEAN HOLDINGS SA

By:
Name:
Title:

By:
Name:
Title:

Certificate of Authentication

        This is one of the 6-1/4% First Priority Senior Secured Notes due 2011 referred to in the within-mentioned Indenture.

WELLS FARGO BANK, N.A., as Trustee

By:

JPMORGAN CHASE BANK, LONDON BRANCH, as Authenticating Agent

By:

Dated: [      ]

[FORM OF REVERSE OF RESTRICTED NOTE]

CROWN EUROPEAN HOLDINGS SA

6-1/4% FIRST PRIORITY SENIOR SECURED NOTES DUE 2011

        1. Interest. CROWN EUROPEAN HOLDINGS SA, a French société anonyme, as issuer (the “Company”), promises to pay interest on the principal amount set forth on the face hereof at a rate of 6.25% per annum. Interest hereon will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including September 1, 2004 to but excluding the date on which interest is paid. Interest shall be payable in arrears on each March 1 and September 1, commencing March 1, 2005. Interest will be computed on the basis of a 360-day year of twelve 30-day months and actual days elapsed. The Company shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at the rate borne by the Notes.

        2. Method of Payment. The Company will pay interest hereon (except defaulted interest) to the Persons who are registered Holders at the close of business on February 15 or August 15 next preceding the interest payment date (whether or not a Business Day). Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in Euros. Interest may be paid by check mailed to the Holder entitled thereto at the address indicated on the register maintained by the Registrar for the Notes.

        3. Paying Agent and Registrar. Initially, JPMorgan Chase Bank, London Branch will act as a Paying Agent and Registrar. The Company may change Paying Agent or Registrar without notice. The Company or any Affiliate thereof may act as Paying Agent or Registrar.

        4. Indenture. The Company issued the Notes under an Indenture dated as of September 1, 2004 (the “Indenture”) among the Company, the Guarantors and the Trustee. This is one of an issue of Notes of the Company issued, or to be issued, under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §77aaa-77bbbb), as amended from time to time. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of them. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture.

        5. Optional Redemption.

        (a) The Company may redeem the Notes, at its option, in whole at any time or in part from time to time (the “Make-Whole Redemption”), at a redemption price equal to the greater of:

        (1) 100% of the principal amount of the Notes to be redeemed, and

        (2) the present value of the sum of the principal amount that would be payable on such Notes on September 1, 2011 and all remaining interest payments to and including September 1, 2011 (but excluding any interest accrued to the Make-Whole Redemption Date), discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) from September 1, 2011 to the Make-Whole Redemption Date at a per annum interest rate equal to the Applicable Treasury Rate on such Make-Whole Redemption Date plus 0.50%, in each case, plus accrued and unpaid interest, if any, to the applicable redemption date.

        (b) Notwithstanding the foregoing, on or prior to September 1, 2007, the Company, on one or more occasions, may, at its option, redeem up to 35% in aggregate principal amount of the Notes (including Additional Notes) originally issued under the Indenture at a redemption price equal to 106.250% of their principal amount, plus accrued and unpaid interest, if any, to the Redemption Date, in each case with the net cash proceeds of one or more Equity Offerings by Parent to the extent that the net cash proceeds thereof are contributed to the common equity capital of the Company or are used to subscribe from the Company shares of Qualified Capital Stock of the Company; provided that (1) at least 65% in aggregate principal amount of the Notes (including Additional Notes) originally issued under the Indenture remain outstanding immediately after the occurrence of each such redemption and (2) such redemption occurs within 90 days of the date of the closing of any such Equity Offering.

        6. Redemption for Changes in Withholding Tax. The Company may, at its option, redeem all, but not less than all, of the Notes then outstanding at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to the Redemption Date. This redemption applies only if as a result of any amendment to, or change in, the laws or treaties (including any rulings or regulations promulgated thereunder) of France or any other jurisdiction in which the Company or any Guarantor is organized or is a resident for tax purposes or within or through which payment is made or any political subdivision or taxing authority or agency thereof or therein (or, in the case of Additional Amounts payable by a successor Person to the Company or a Guarantor, of the jurisdiction in which such successor Person is organized or is a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein) or any amendment to or change in any official position concerning the interpretation, administration or application of such laws, treaties, rulings or regulations (including a holding by a court of competent jurisdiction), which amendment or change is effective on or after the Issue Date (or, in the case of Additional Amounts payable by a successor Person to the Company or a Guarantor, the date on which such successor Person became such pursuant to applicable provisions of this Indenture), the Company or a Guarantor has become or will become obligated to pay material Additional Amounts (pursuant to Section 4.16 of the Indenture) on the next date on which any amount would be payable with respect to the Notes and the Company or such Guarantor determines in good faith that such obligation cannot be avoided (including, without limitation, by changing the jurisdiction from which or through which payment is made) by the use of reasonable measures available to the Company or such Guarantor.

        No such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company or a Guarantor would be obligated to pay such Additional Amounts were a payment in respect of the Notes then due or later than 180 days after such amendment or change referred to in the preceding paragraph. At the time such notice of redemption is given, such obligation to pay such Additional Amounts must remain in effect. Immediately prior to the mailing of any notice of redemption described above, the Company shall deliver to the Trustee (i) an Officers’ Certificate stating that the Company is entitled to elect to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to elect to redeem have occurred and (ii) an Opinion of Counsel qualified under the laws of the relevant jurisdiction to the effect that the Company or the applicable Guarantor or such successor Person, as the case may be, has or will become obligated to pay such Additional Amounts as a result of such amendment or change.

        7. Notice of Redemption. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.

        8. Offers To Purchase. The Indenture provides that upon the occurrence of a Change of Control or an Asset Sale and subject to further limitations contained therein, the Company shall make an offer to purchase outstanding Notes in accordance with the procedures set forth in the Indenture.

        9. Registration Rights Agreement. The Holder of this Note is entitled to the benefits of the Registration Rights Agreement. Capitalized terms used in this paragraph 9 and not otherwise defined have the meanings set forth in the Registration Rights Agreement.

        In the event that (i) within 90 days after the Issue Date, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission, (ii) within 210 days after the Issue Date, the Exchange Offer Registration Statement or the Shelf Registration Statement, as applicable, has not been declared effective, (iii) within 240 days after the Issue Date, the Exchange Offer has not been consummated or (iv) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject, in the case of the Shelf Registration Statement, to the exceptions set forth in the Registration Rights Agreement) in connection with resales of the Initial Placement or Exchange Securities in accordance with and during the periods specified in Sections 2(c)(iii) and 3(b)(ii) of the Registration Rights Agreement (each such event referred to in clauses (i) through (iv), a “Registration Default”), then liquidated damages (“Liquidated Damages”) will accrue on this Note from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Liquidated Damages will accrue at a rate equal to 0.50% per annum of the aggregate principal amount of the Notes during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum for each subsequent 90-day period during which such Registration Default continues, but in no event shall such Liquidated Damages exceed 1.50% per annum.

        10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of €1,000 and integral multiples of €1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes or portion of a Note selected for redemption, or register the transfer of or exchange any Notes for a period of 15 days before a mailing of notice of redemption.

        11. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.

        12. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an “abandoned property” law designates another Person.

        13. Amendment, Supplement, Waiver, Etc. The Company and the Trustee may, without the consent of the Holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the TIA providing for the assumption by a successor to the Company of its obligations to the Holders and making any change that does not adversely affect the rights of any Holder in any material respect. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of the Holders of 66 2/3% in aggregate principal amount of the outstanding Notes or the consent of the Holders of the particular Notes to be affected.

        14. Restrictive Covenants. The Indenture imposes certain limitations on the ability of Parent and its Restricted Subsidiaries to, among other things, incur additional Indebtedness, pay dividends on, redeem or repurchase its Equity Interests, make certain investments, sell assets, create restrictions on the payment of dividends or other amounts to the Company from its Restricted Subsidiaries, enter into transactions with Affiliates, create Liens, enter into Sale and Leaseback Transactions or consolidate, merge or sell all or substantially all of the assets of Parent and its Restricted Subsidiaries and requires the Company to provide reports to Holders of the Notes. Such limitations are subject to a number of important qualifications and exceptions. Pursuant to Section 4.06 of the Indenture, the Company must annually report to the Trustee on compliance with such limitations.

        15. Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article Five of the Indenture, the predecessor corporation will, except as provided in Article Five, be released from those obligations.

        16. Defaults and Remedies. Events of Default are set forth in the Indenture. If an Event of Default occurs and is continuing under this Indenture, either the Trustee, by notice in writing to the Company, or the Holders of at least (y) 25% in aggregate principal amount of the Notes then outstanding in the case of any Event of Default arising under any of clauses (1) through (9) of Section 6.01 and (z) a majority in principal amount of the Notes then outstanding in the case of any Event of Default arising under clause (10) of Section 6.01 may, in each case, by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration”, and the Trustee at the request of such Holders shall, declare the principal of and premium, if any, and accrued interest, if any, on the Notes to be immediately due and payable, and upon such declaration of acceleration, such principal, premium, if any, and accrued interest, if any, shall be immediately due and payable; provided, however, that, notwithstanding the foregoing, if an Event of Default specified in Section 6.01(7) occurs with respect to Parent or the Company, the principal of and premium, if any, and accrued interest, if any, on the Notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        Notwithstanding the foregoing, if after such acceleration but before a judgment or decree based on such acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of outstanding Notes may rescind and annul such acceleration if:

        (1) all Events of Default, other than nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived;

        (2) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

        (3) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

        (4) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(7), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of or interest on the Notes) if it determines that withholding notice is in their best interests.

        17. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

        18. No Recourse Against Others. No director, officer, employee, incorporator, member of the Board of Directors or holder of Capital Stock of Parent or of any Restricted Subsidiary, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability.

        19. Discharge. The Company’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of cash in Euros, EU Government Obligations or a combination thereof, in such amounts as will be sufficient to pay when due principal of and interest on the Notes to maturity or redemption, as the case may be.

        20. Guarantees. From and after the Issue Date, the Notes will be entitled to the benefits of certain Note Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

        21. Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

        22. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        23. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
Crown European Holdings SA
Le Colisée I
Rue Fructidor
75830 Paris Cedex 17
France
Attn: William R. Apted
Telephone: 33 1 4918 4000
Facsimile: 33 1 4918 4001

ASSIGNMENT

        I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint

Agent to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SIGNATURE GUARANTEE

        Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

        If you want to elect to have all or any part of this Note purchased by the Company pursuant to Section 4.08 or Section 4.12 of the Indenture, check the appropriate box:

 Section 4.08	 Section 4.12

        If you want to have only part of the Note purchased by the Company pursuant to Section 4.08 or Section 4.12 of the Indenture, state the amount you elect to have purchased:

€
(multiple of €1,000)

Date:

Your Signature:	(Sign exactly as your name appears on the other side of this Note)

Signature Guaranteed

SIGNATURE GUARANTEE

        Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.